Exhibit 99.1

Vallon Pharmaceuticals Announces Topline Results of its Pivotal SEAL Study for Lead Program, ADAIR, for the Treatment of ADHD

– Study did not meet primary endpoint of significant reduction in Emax Drug Liking for ADAIR vs reference dextroamphetamine, although a trend in favor of ADAIR was observed (p=0.16)

– All pharmacodynamic secondary endpoints met with statistical significance

Philadelphia, PA, March 21, 2022 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today announced topline results from its pivotal SEAL study evaluating ADAIR, a proprietary abuse-deterrent formulation of immediate release (IR) dextroamphetamine for the treatment of attention deficit hyperactivity disorder (ADHD).

“First and foremost, I would like to extend our sincere appreciation to our clinical team and CRO partners for their hard work and dedication to execute the study, and to all of the study participants. While we are disappointed by the primary endpoint results, many of the topline findings are encouraging and provide valuable insight,” commented David Baker, President & Chief Executive Officer of Vallon. “As we gain additional insight from further analysis of all study endpoints, we will determine next steps for the development program, including plans to request a formal meeting with the FDA in the coming months and the potential for an additional study.”

The SEAL study (Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation), is the Company’s pivotal intranasal human abuse liability study assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of snorting professional laboratory-manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo in recreational drug users. ADAIR was prepared for snorting by a pharmacist using a multi-step technique that had been developed by a professional laboratory and agreed upon by the U.S. Food and Drug Administration (FDA). The SEAL study enrolled 55 subjects, of whom 53 completed the study and 52 were included in the final analysis. The study involved a four-way crossover design to evaluate professionally manipulated, intranasal ADAIR 30 mg, crushed intranasal dextroamphetamine, ADAIR 30 mg taken orally, and placebo. All subjects were non-dependent recreational stimulant users with an additional history of recreational intranasal drug use.

The study did not meet its primary endpoint, which was Emax Drug Liking. ADAIR scored similarly to what was observed in an earlier proof-of-concept study, however, reference dextroamphetamine did not score as high as expected and as seen in the previous study, thus driving the lack of statistical significance.

All pharmacodynamic secondary endpoints of the study were met with ADAIR scoring significantly lower than reference dextroamphetamine on Overall Drug Liking assessed at 12 hours (p<.0001) and 24 hours post-dosing (p=0.024). Willingness to Take Drug Again was also assessed at 12 hours (p<0.0001) and 24 hours post dosing (p<0.0001). Drug Liking was measured at twelve time points ranging from 15 minutes to 24 hours following dosing. A post-hoc analysis demonstrated that Mean Drug Liking for intranasal ADAIR was lower than reference dextroamphetamine at each time point from 15 minutes through 24 hours after dosing, reaching statistical significance for each time point from 15 minutes through 6 hours post-dosing.

Additionally, in the study ADAIR demonstrated higher scores on each of the 5 components on the Subject Rated Assessment of Intranasal Irritability (SRAII) suggesting that manipulated ADAIR was more irritating and less comfortable to snort than crushed dextroamphetamine, however, formal statistical analysis of the SRAII scale has not yet been completed.

Safety was assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures. ADAIR was generally well tolerated, and the safety profile of all active treatment arms was consistent with the known effects of amphetamine, with no unexpected adverse events reported. There were no serious adverse events (SAEs) reported during the study in any treatment arm, and there were no discontinuations due to adverse events.

“Although the lower mean results for ADAIR on the primary endpoint did not reach statistical significance, the results of the pharmacodynamic secondary endpoints, Overall Drug Liking and Take Drug Again, were all statistically significant and encouraging,” added Dr. Timothy Whitaker, Chief Medical Officer of Vallon. “Beyond these topline results, additional calculation and analysis of other endpoints with our CRO partner will begin shortly including the pharmacokinetic results and results of other exploratory endpoints.”

For more information about the study, please visit clinicaltrials.gov and reference identifier: NCT04647903.

About ADAIR

ADAIR (Abuse Deterrent Amphetamine Immediate Release) is an investigational new drug; a novel, patented formulation of dextroamphetamine designed to deter attempts to crush and snort it or take it by other non-oral routes that can produce a greater “high.” Dextroamphetamine has been used clinically for more than 50 years. It is the same active ingredient used in FDA-approved products, such as Adderall®, Dexedrine®, and Vyvanse®. ADAIR is not approved by the U.S. Food and Drug Administration (“FDA”).

About Vallon Pharmaceuticals, Inc.

Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse-deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, Vallon’s expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the analysis of data and results from its pivotal SEAL study evaluating ADAIR, Vallon’s expectations with respect to the continued development of ADAIR, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com